SUPPLEMENT TO
PROSPECTUS SUPPLEMENT DATED JUNE 29, 2006
(TO PROSPECTUS DATED JUNE 14, 2006)

                                 $1,078,198,100
                                 (APPROXIMATE)

                               INDYMAC MBS, INC.
                                   DEPOSITOR

                       [Indymac Bank, F.S.B. Logo Omitted]

                          SPONSOR, SELLER AND SERVICER

                   INDYMAC INDX MORTGAGE LOAN TRUST 2006-AR19
                                 ISSUING ENTITY

              MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2006-AR19

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     This Supplement amends the prospectus supplement dated June 29, 2006 that has been issued with respect to the IndyMac INDX Mortgage Loan Trust 2006-AR19,
Mortgage Pass-Through Certificates, Series 2006-AR19 (the "Certificates"), as
described below.

    o Footnote (8) as it appears beneath the table on page S-14 in the section
      "The Summary" in the prospectus supplement is amended to read as follows:
      "The pass-through rate for this class of certificates for the interest accrual period related to any distribution date will be a per annum rate equal to (i) the weighted average adjusted net mortgage rate of the group
      1 mortgage loans minus (ii) the product of (a) the pass-through rate for the Class 1-A-1 Certificates for that interest accrual period and (b) (1)
      the number of days in the interest accrual period for the Class 1-A-1
      Certificates, divided by (2) 30."

    o The third paragraph under the subheading "Description of the
      Certificates -- Interest" on page S-108 of the prospectus supplement is amended to read as follows: "The pass-through rate for the Class 1-A-4
      Certificates for the interest accrual period related to any Distribution
      Date will be a per annum rate equal to: (i) the Weighted Average Adjusted
      Net Mortgage Rate of the group 1 mortgage loans minus (ii) the product of
      (a) the pass-through rate of the Class 1-A-1 Certificates and (b) (1) the number of days in the interest accrual period for the Class 1-A-1
      Certificates, divided by (2) 30."

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                              MERRILL LYNCH & CO.

                                 August 2, 2006